Exhibit 99.1

Valero L.P. Completes Sale of Australia and New Zealand Subsidiaries

SAN ANTONIO, March 30, 2006 -- Valero L.P. (NYSE: VLI) today announced it has completed its previously announced sale of Australia and New Zealand subsidiaries to ANZ Terminals Pty. Ltd. for total proceeds of approximately $65 million, plus net working capital. This transaction included the sale of eight terminals, located in Australia and New Zealand, with an aggregate storage capacity of 1.1 million barrels.

Valero L.P. is a master limited partnership based in San Antonio, with 9,186 miles of pipeline, 89 terminal facilities and four crude oil storage facilities. One of the largest independent terminal and petroleum liquids pipeline operators in the nation, the partnership has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has approximately 77.7 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, petroleum and a specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.’s web site at www.valerolp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.’s 2005 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.